EXHIBIT  3.1

                          CERTIFICATE OF INCORPORATION
                                       OF
                            WIRELESS WEB DATA, INC.


                                    ARTICLE I

                                      NAME

     The name of the corporation is WIRELESS WEB DATA, INC. (hereinafter called the "Corporation").


                                   ARTICLE II

                          REGISTERED OFFICE AND AGENT

     The address of the registered office of the Corporation in the state of Delaware is 15 East North Street, City of Dover, County of Kent, Delaware, 19901. The name of its registered agent at such address is Paracorp Incorporated.
     .


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                                  ARTICLE III

                              PURPOSES AND POWERS

     The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.


                                   ARTICLE IV

                                  CAPITAL STOCK

     This Corporation is authorized to issue two classes of shares to be designated respectively common stock ("Common Stock") and preferred stock ("Preferred Stock"). The total number of shares of capital stock which the Corporation shall have authority to issue is twenty million (20,000,000) shares, of which fifteen million (15,000,000) shares shall be Common Stock, $0.001 par value per share, and five million (5,000,000) shares shall be Preferred Stock, $0.001 par value per share. The Preferred Stock herein authorized may be issued from time to time in one or more series. The Board of Directors of the Corporation is hereby authorized within the limitations and restrictions stated in this Certificate of Incorporation, to determine or alter the voting powers, designations, preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of Preferred Stock, and to fix, alter or reduce (but not below the number then outstanding) the number constituting any such series and the designation thereof, or any of them, and to provide for the rights and terms of redemption or conversion of the shares of any such series.


                                    ARTICLE V

                               BOARD OF DIRECTORS

     The number of directors of the Corporation shall be as provided in the Corporation's bylaws. The names of directors constituting the initial Board of Directors of the Corporation shall be as elected by the incorporator at the organizational meeting of the Corporation. Election of directors need not be by written ballot except and to the extent provided in the bylaws of the Corporation.


                                   ARTICLE VI

                    AMENDMENT OF CERTIFICATE OF INCORPORATION

     This Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.


                                  ARTICLE VII

                      LIMITATION ON LIABILITY OF DIRECTORS

     To the fullest extent permitted by the General Corporation Law of the State of Delaware as the same now exists or may hereafter be amended in a manner more favorable to directors, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts


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or  omissions  not  in  good  faith  or that involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law, or (iv) for any transaction from which the director derived any improper personal benefit. Neither any amendment nor repeal of this Article VIII, nor the adoption of any provision of this Certificate of Incorporation inconsistent with this Article VIII, shall eliminate or reduce the effect of this Article VIII in respect of any matter occurring, or any cause of action, suit or claim that, but for this Article VIII, would accrue or arise, prior to such amendment, repeal or adoption of any inconsistent provision.


                                  ARTICLE VIII

                                INDEMNIFICATION

     The Corporation may indemnify to the fullest extent permitted by law any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that such person or his or her testator or intestate is or was a director, officer or employee of the Corporation, or any predecessor of the Corporation, or serves or served at any other enterprise as a director, officer or employee at the request of the Corporation or any predecessor to the Corporation. Any repeal or modification of this paragraph by the stockholders of the Corporation shall not adversely affect any right or protection of the above-identified persons existing at the time of such repeal or modification.


                                   ARTICLE IX

                              AMENDMENT OF BYLAWS

     In furtherance and not in limitation of the powers conferred by statute, the Board of Directors of the Corporation is expressly authorized to make, alter or repeal the bylaws of the Corporation.



                                    ARTICLE X

                                TERM OF EXISTENCE

     The  Corporation  is  to  have  perpetual  existence.


                                   ARTICLE XI

                               MEETINGS AND BOOKS

     Meetings of stockholders may be held within or without the State of Delaware, as the bylaws may provide. The books of the Corporation may be kept (subject to any provision contained in the statutes) outside of the State of Delaware at such place or places as may be designated from time to time by the board of directors or in the bylaws of the Corporation.


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                                  ARTICLE XII

                                  INCORPORATOR

     The  name  and  address  of  the  incorporator  is  as  follows:

                                 David Schwartz
                               1313 Laurel Street
                              San Carlos, CA 94070

     In witness whereof, this Certificate has been executed by David Schwartz, the incorporator of the Corporation, as of July 14, 2000.



                                            /s/ David  Schwartz
                                            -----------------------------
                                            David Schwartz, Incorporator